Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER RESULTS

MIAMI (September 25, 2012) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $1.2 billion, or $1.53 diluted earnings per share, for the third quarter of 2012. Reported U.S. GAAP net income, which includes unrealized gains on fuel derivatives of $136 million, was $1.3 billion, or $1.71 diluted earnings per share. Net income for the third quarter of 2011 was $1.3 billion, or $1.69 diluted earnings per share. Revenues for the third quarter of 2012 were $4.7 billion compared to $5.1 billion for the prior year.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that third quarter non-GAAP earnings were better than anticipated in the company’s June guidance due primarily to a combination of higher than expected revenue yields and lower than expected costs, partly due to the timing of certain expenses.

Commenting on the third quarter, Arison said, “The significant efforts of our brand management teams were successful in partially mitigating the decline in cruise ticket prices. Onboard revenue yields (constant dollars excluding Costa) improved three percent during the quarter. Our brand managements’ continued focus on cost containment contributed to a three percent reduction in cruise costs (constant dollars excluding fuel) as well as a six percent reduction in fuel consumption on a unit basis.”

Arison also noted that the company repurchased two million shares valued at $67 million during the third quarter, demonstrating a continued commitment to returning excess free cash flow to shareholders.

Key metrics for the third quarter 2012 compared to the prior year were as follows:

•

Changes in currency exchange rates for 3Q 2012 compared to the prior year have reduced both net revenue yields and net cruise costs excluding fuel per available lower berth day, “ALBD” by almost 4 percent each and cost the company $0.09 per share.

•

On a constant dollar basis net revenue yields (net revenue per ALBD) decreased 5.3 percent for 3Q 2012, which was better than June guidance of down 6 to 7 percent. Excluding Costa, constant dollar net revenue yields decreased 2.1 percent for 3Q 2012, which was also better than June guidance of down 3 to 4 percent. Gross revenue yields decreased 9.2 percent in current dollars driven by unfavorable currency exchange rates compared to the prior year.

•

Net cruise costs per ALBD excluding fuel decreased 3 percent in constant dollars, better than June guidance of down 0.5 to 1.5 percent, partly due to the timing of certain expenses. Gross cruise costs per ALBD including fuel decreased 8.2 percent in current dollars driven by unfavorable currency exchange rates compared to the prior year.

•

Fuel prices decreased almost 4 percent to $659 per metric ton for 3Q 2012 from $686 per metric ton in 3Q 2011. However, fuel prices were higher than June guidance costing an additional $18 million, net of realized losses on fuel derivatives.

Arison indicated that in keeping with the company’s previously stated strategy of introducing two to three new ships per year, the company has seven new ships scheduled for delivery between 2013 and 2016, some of which will replace existing capacity reductions from possible sales of older ships. Arison also noted that the company expects to direct capacity growth toward the continued development of emerging cruise markets. The company has almost tripled its guest sourcing from emerging cruise markets in the past five years. For 2013, the company will capitalize on the increasing popularity of cruising in Asia with the deployment of a second Costa ship in China and the launch of a new Princess Cruises program for the Japanese market.

Arison stated, “Looking forward, we remain committed to a measured pace of newbuilds and achieving a strategic balance of supply and demand in established markets.” Arison added, “Our lower capital commitments should result in significant excess free cash flow in the coming years which we intend to return to shareholders.”

Outlook

Since June, fleetwide booking volumes and pricing trends for the remainder of fiscal 2012 and first half of 2013 have continued to strengthen. For the last six weeks, booking volumes excluding Costa have increased 9 percent versus the prior year at prices in line with last year’s levels. Over the same period, booking volumes for Costa have also increased 9 percent albeit at lower prices. For the remainder of the year and first half of 2013, cumulative advance bookings excluding Costa are still behind the prior year at slightly lower prices. For Costa, cumulative advance bookings have shown considerable improvement but are still five occupancy points behind the prior year at lower prices over the same period.

Arison commented, “The pace of booking volumes remains healthy enabling us to continue to catch up on occupancy levels, while pricing has gradually improved. Both of these trends leave us well positioned for a recovery in cruise ticket prices beginning in the second quarter of 2013.”

2012 Guidance

Excluding Costa, the company forecasts full year 2012 net revenue yields, on a constant dollar basis, to be flat to down slightly which is slightly better than previous guidance. Including Costa, the company expects a decline in net revenue yields of 3 percent compared to its previous guidance of down 3 to 4 percent (constant dollars) for the full year 2012. Full year 2012 revenue yields for the North American brands are expected to be slightly higher than the prior year. Full year 2012 revenue yields for the European brands, excluding Costa, are expected to be lower than the prior year. The company continues to expect net cruise costs excluding fuel per ALBD for the full year 2012 to be down slightly compared with the prior year on a constant dollar basis.

For full year 2012, higher net revenue yield expectations and improvement in costs compared to June guidance have been offset by $0.13 per share of higher fuel prices and unfavorable changes in currency exchange rates. Taking all the above factors into consideration, the company forecasts full year 2012 non-GAAP diluted earnings per share to be in the range of $1.83 to $1.87, in line with the midpoint of the June guidance range of $1.80 to $1.90 per share.

Fourth quarter constant dollar net revenue yields excluding Costa, are expected to decrease 3 to 4 percent (including Costa, expected to decrease 5 to 6 percent) compared to the prior year. Net cruise costs excluding fuel per ALBD for the fourth quarter are expected to be down 2 to 3 percent on a constant dollar basis compared to the prior year. In addition, changes in currency exchange rates and fuel prices are expected to reduce fourth quarter earnings by $0.08 per share compared to the prior year.

Based on the above factors, the company expects non-GAAP diluted earnings for the fourth quarter 2012 to be in the range of $0.07 to $0.11 per share versus 2011 non-GAAP earnings of $0.28 per share.

Selected Key Forecast Metrics

	Full Year 2012		Fourth Quarter 2012
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Year over year change:
Net revenue yields	(5)%	(3)%	(7) to (8)%	(5) to (6)%
Net cruise costs excl. fuel / ALBD	(3)%	(1)%	(4) to (5)%	(2) to (3)%

	Full Year 2012		Fourth Quarter 2012
Fuel price per metric ton	$716		$739
Fuel consumption (metric tons in thousands)	3,366		854
Currency: Euro	$1.28 to	€1	$1.30 to	€1
Sterling	$1.58 to	£1	$1.62 to	£1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2012 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 100 ships totaling 203,000 lower berths with seven new ships scheduled to be delivered between March 2013 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; increases in fuel prices; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising; litigation, enforcement actions, fines or penalties, including those relating to the Costa Concordia incident; economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate; our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations; increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages; lack of continuing availability of attractive, convenient and safe port destinations; continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; disruptions and other damages to our information technology and other networks and operations, and breaches in data security; competition from and overcapacity in the cruise ship or land-based vacation industry; loss of key personnel or our ability to recruit or retain qualified personnel; union disputes and other employee relation issues; disruptions in the global financial markets or other events may negatively affect the ability of our counterparties and others to perform their obligations to us; the continued strength of our cruise brands and our ability to implement our brand strategies; our international operations are subject to additional risks not applicable to our U.S. operations; geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect; our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates; fluctuations in foreign currency exchange rates; whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations; risks associated with the dual listed company arrangement and uncertainties of a foreign legal system as we are not incorporated in the U.S. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT Jennifer De La Cruz 1 305 599 2600, ext. 16000	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2012	2011	2012	2011
Revenues
Cruise
Passenger tickets	$3,561	$3,907	$9,000	$9,336
Onboard and other	965	936	2,618	2,511
Tour and other	158	215	186	249

	4,684	5,058	11,804	12,096

Operating Costs and Expenses
Cruise
Commissions, transportation and other	613	686	1,793	1,911
Onboard and other	150	137	404	379
Fuel	541	581	1,778	1,611
Payroll and related	422	435	1,299	1,282
Food	246	257	722	728
Other ship operating	534	575 (a)	1,647	1,640
Tour and other	91	143	126	179

	2,597	2,814	7,769	7,730
Selling and administrative	409	421	1,261	1,282
Depreciation and amortization	383	390	1,135	1,137
Ibero goodwill and trademark impairment charges	—	—	173	—

	3,389	3,625	10,338	10,149

Operating Income	1,295	1,433	1,466	1,947

Nonoperating Income (Expense)
Interest income	2	3	8	8
Interest expense, net of capitalized interest	(84)	(96)	(259)	(273)
Unrealized gains on fuel derivatives, net	136	—	12	—
Realized losses on fuel derivatives	(12)	—	(12)	—
Other (expense) income, net	(1)	2	(6)	21

	41	(91)	(257)	(244)

Income Before Income Taxes	1,336	1,342	1,209	1,703

Income Tax Expense, Net	(6)	(5)	(4)	(8)

Net Income	$1,330	$1,337	$1,205	$1,695

Earnings Per Share
Basic	$1.71	$1.69	$1.55	$2.14

Diluted	$1.71	$1.69	$1.55	$2.14

Non-GAAP Earnings Per Share – Diluted	$1.53	$1.69	$1.75	$2.14

Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.75

Weighted-Average Shares Outstanding – Basic	778	790	778	791

Weighted-Average Shares Outstanding – Diluted	779	792	779	793

(a)	Includes a $28 million charge related to the sales of Costa Marina and Pacific Sun, which left the fleet in November 2011 and July 2012, respectively.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	August 31, 2012	November 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$568	$450
Trade and other receivables, net	306	263
Insurance recoverables	482	30
Inventories	364	374
Prepaid expenses and other	221	195

Total current assets	1,941	1,312

Property and Equipment, Net	31,972	32,054

Goodwill	3,146	3,322

Other Intangibles	1,307	1,330

Other Assets	716	619

	$39,082	$38,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$9	$281
Current portion of long-term debt	754	1,019
Accounts payable	561	576
Claims reserve	564	97
Accrued liabilities and other	970	1,026
Customer deposits	3,078	3,106

Total current liabilities	5,936	6,105

Long-Term Debt	8,289	8,053

Other Long-Term Liabilities and Deferred Income	664	647

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 649 shares at 2012 and 647 shares at 2011 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2012 and 2011 issued	357	357
Additional paid-in capital	8,218	8,180
Retained earnings	18,969	18,349
Accumulated other comprehensive loss	(434)	(209)
Treasury stock, 54 shares at 2012 and 52 shares at 2011 of Carnival Corporation and 33 shares at 2012 and 2011 of Carnival plc, at cost	(2,923)	(2,851)

Total shareholders’ equity	24,193	23,832

	$39,082	$38,637

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended August 31,		Nine Months Ended August 31,
	2012	2011	2012	2011
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,804	2,676	7,400	7,192
Occupancy percentage (a)	110.8%	111.9%	106.3%	107.2%
Fuel consumption (metric tons in thousands)	823	847	2,512	2,537
Fuel cost per metric ton consumed	$659	$686	$708	$635
Currencies
U.S. dollar to €1	$1.24	$1.43	$1.28	$1.40
U.S. dollar to £1	$1.56	$1.63	$1.57	$1.61
U.S. dollar to Australian dollar	$1.02	$1.06	$1.03	$1.03

CASH FLOW INFORMATION
Cash from operations	$1,018	$1,215	$2,476	$3,016
Capital expenditures	$167	$813	$2,164	$2,435
Dividends paid	$196	$197	$584	$474

(a)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At August 31, 2012, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted- Average Floor Prices	Weighted- Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2012-Q4
	November 2011	522	$75	$135
	February 2012	522	$109	$128
	March 2012	1,044	$112	$132

		2,088			36%

Fiscal 2013
	November 2011	2,112	$74	$132
	February 2012	2,112	$98	$127
	March 2012	4,224	$100	$130

		8,448			38%

Fiscal 2014
	November 2011	2,112	$71	$128
	February 2012	2,112	$88	$125
	June 2012	2,376	$71	$116

		6,600			29%

Fiscal 2015
	November 2011	2,160	$71	$125
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110

		5,556			24%

Fiscal 2016	June 2012	3,564	$75	$108	15%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2012	2012 Constant Dollar	2011	2012	2012 Constant Dollar	2011
Passenger ticket revenues	$3,561	$3,718	$3,907	$9,000	$9,245	$9,336
Onboard and other revenues	965	997	936	2,618	2,667	2,511

Gross cruise revenues	4,526	4,715	4,843	11,618	11,912	11,847

Less cruise costs
Commissions, transportation and other	(613)	(644)	(686)	(1,793)	(1,848)	(1,911)
Onboard and other	(150)	(154)	(137)	(404)	(411)	(379)

	(763)	(798)	(823)	(2,197)	(2,259)	(2,290)

Net passenger ticket revenues	2,948	3,074	3,221	7,207	7,397	7,425
Net onboard and other revenues	815	843	799	2,214	2,256	2,132

Net cruise revenues	$3,763	$3,917	$4,020	$9,421	$9,653	$9,557

ALBDs (c)	18,613,416	18,613,416	18,089,807	53,705,889	53,705,889	52,178,866

Gross revenue yields	$243.18	$253.33	$267.70	$216.33	$221.80	$227.05
% decrease vs. 2011	(9.2)%	(5.4)%		(4.7)%	(2.3)%

Net revenue yields	$202.21	$210.47	$222.21	$175.42	$179.74	$183.17
% decrease vs. 2011	(9.0)%	(5.3)%		(4.2)%	(1.9)%

Net passenger ticket revenue yields	$158.34	$165.14	$178.06	$134.19	$137.72	$142.30
% decrease vs. 2011	(11.1)%	(7.3)%		(5.7)%	(3.2)%

Net onboard and other revenue yields	$43.87	$45.33	$44.15	$41.24	$42.02	$40.86
% (decrease) increase vs. 2011	(0.6)%	2.7%		0.9%	2.8%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a)(b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2012	2012 Constant Dollar	2011	2012	2012 Constant Dollar	2011
Cruise operating expenses	$2,506	$2,592	$2,671	$7,643	$7,788	$7,551
Cruise selling and administrative expenses (d)	407	424	413	1,255	1,285	1,264

Gross cruise costs	2,913	3,016	3,084	8,898	9,073	8,815
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(613)	(644)	(686)	(1,793)	(1,848)	(1,911)
Onboard and other	(150)	(154)	(137)	(404)	(411)	(379)

Net cruise costs	2,150	2,218	2,261	6,701	6,814	6,525
Less fuel	(541)	(541)	(581)	(1,778)	(1,778)	(1,611)

Net cruise costs excluding fuel	$1,609	$1,677	$1,680	$4,923	$5,036	$4,914

ALBDs (c)	18,613,416	18,613,416	18,089,807	53,705,889	53,705,889	52,178,866

Gross cruise costs per ALBD	$156.52	$162.05	$170.49	$165.68	$168.95	$168.93
% decrease vs. 2011	(8.2)%	(4.9)%		(1.9)%	0.0%

Net cruise costs per ALBD	$115.55	$119.20	$125.00	$124.78	$126.89	$125.05
% (decrease) increase vs. 2011	(7.6)%	(4.6)%		(0.2)%	1.5%

Net cruise costs excluding fuel per ALBD	$86.44	$90.08	$92.88	$91.67	$93.78	$94.18
% decrease vs. 2011	(6.9)%	(3.0)%		(2.7)%	(0.4)%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended August 31,		Nine Months Ended August 31,
	2012	2011	2012	2011
Net income – diluted
U.S. GAAP net income	$1,330	$1,337	$1,205	$1,695
Ibero goodwill and trademark impairment charges (e)	—	—	173	—
Unrealized gains on fuel derivatives, net (f)	(136)	—	(12)	—

Non-GAAP net income	$1,194	$1,337	$1,366	$1,695

Weighted-average shares outstanding – diluted	779	792	779	793

Earnings per share – diluted
U.S. GAAP earnings per share	$1.71	$1.69	$1.55	$2.14
Ibero goodwill and trademark impairment charges (e)	—	—	0.22	—
Unrealized gains on fuel derivatives, net (f)	(0.18)	—	(0.02)	—

Non-GAAP earnings per share	$1.53	$1.69	$1.75	$2.14

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2012 periods’ currency exchange rates have remained constant with the 2011 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)	For the three months and nine months ended August 31, 2012, selling and administrative expenses were $409 million ($421 million in 2011) and $1.3 billion ($1.3 billion in 2011), respectively. For the three and nine months ended August 31, 2012, selling and administrative expenses were comprised of cruise selling and administrative expenses of $407 million ($413 million in 2011) and $1.3 billion ($1.3 billion in 2011) and Tour and Other selling and administrative expenses of $2 million ($8 million in 2011) and $6 million ($18 million in 2011), respectively.

(e)	We believe that the impairment charges recognized in the nine months ended August 31, 2012 related to Ibero’s goodwill and trademarks are nonrecurring and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the impairment charges to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these impairment charges.

(f)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are immediately recognized in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our future earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.